Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference constituting part of Post-Effective Amendment No. 27 to the Registration Statement No. 811-7205 on Form N-1A of Variable Insurance Products Fund III, of our reports dated February 7, 2002 appearing in the Annual Reports to Shareholders of Aggressive Growth Portfolio, Balanced Portfolio, Dynamic Capital Appreciation Portfolio, Growth & Income Portfolio, and Growth Opportunities Portfolio for the year ended December 31, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information, which are a part of such Registration Statement.

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Deloitte & Touche LLP
Boston, Massachusetts
April 23, 2002